UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Hawk Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-13797	34-1608156
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Public Square, Suite 1500, Cleveland, Ohio 44114
(Address of principal executive offices including zip code)

If this form relates to the	If this form relates to the
registration of a class of securities	registration of a class of securities
pursuant to Section 12(b) of the	pursuant to Section 12(g) of the
Exchange Act and is effective	Exchange Act and is effective
pursuant to General Instruction	pursuant to General Instruction
A.(c), please check the following	A.(d), please check the following
box. □	box. ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                                                                                      Name of Each Exchange on Which
to be so Registered                                                                                      Each Class is to be Registered

   NONE                                                                                                  NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class                                                                                      Name of Each Exchange on Which
to be so Registered                                                                                      Each Class is to be Registered

Rights to Purchase Series E Preferred Stock                                                            NONE

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

On January 4, 2008, Hawk Corporation (the “Company”) entered into an Amended and Restated Rights Agreement (the “Amended Rights Agreement”) with National City Bank, as Rights Agent (“Rights Agent”), which amends and restates the terms of the Rights Agreement, dated January 16, 1998, between the Company and Rights Agent (the “Current Rights Agreement”).  The Current Rights Agreement expires on January 16, 2008.

The Company hereby incorporates by reference the description of the Rights Agreement appearing under the caption “Rights Agreement” in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on November 19, 1997 (Registration No. 333-40535) and all amendments to such Registration Statement subsequently filed with the SEC.

The Amended Rights Agreement (i) extends the term of the Rights Agreement to January  4, 2018, (ii) removes provisions concerning Disinterested Directors, as such term is defined in the Current Rights Agreement and (iii) adds a three-year independent director evaluation provision (the “TIDE Provision”).  The TIDE Provision requires that a committee of independent directors of the Company consider at least once every three years whether maintaining the Amended Rights Agreement continues to be in the best interest of the Company’s stockholders.  In addition, the Rights Agent shall be liable only for its gross negligence, bad faith or willful misconduct and the reasonable costs and expenses of enforcing the Rights Agent’s indemnification rights shall be paid by the Company.

The foregoing description of the Amended Rights Agreement is not complete and is qualified in its entirety by reference to the full and complete copy of the Amended Rights Agreement which is attached hereto as Exhibit 1 and is incorporated herein by reference.

ITEM 2.                                          EXHIBITS

1	Amended and Restated Rights Agreement dated as of January 4, 2008 by and between Hawk Corporation and National City Bank, as Rights Agent.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:                       January 4, 2008                                                                 HAWK CORPORATION

By: /s/ Thomas A. Gilbride
Thomas A. GilbrideVice President – Finance and Treasurer

EXHIBIT INDEX

Exhibit                       Description
1	Amended and Restated Rights Agreement, dated as of January 4, 2008 by and between Hawk Corporation and National City Bank, as Rights Agent.